                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           CITIZENS AND FARMERS BANK,

                           C&F FINANCIAL CORPORATION,

                           MOORE LOANS, INCORPORATED,

                                 ABBY W. MOORE,

                                JOANNE MOORE AND

                                  JOHN D. MOORE


                              DATED AUGUST 30, 2002

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                                TABLE OF CONTENTS

         1.    Definitions.......................................................................  1


         2.    Sale And Transfer Of Shares; Closing..............................................  6

            2.1      Shares......................................................................  6
            2.2      Purchase Price..............................................................  6
            2.3      Closing.....................................................................  7
            2.4      Closing Obligations.........................................................  7
            2.5      Share Price Guarantee.......................................................  9
            2.6      Earnout..................................................................... 10
            2.7      Adjustment Amount/Closing Dividend.......................................... 11
            2.8      Adjustment Dispute Procedure................................................ 11

         3.    Representations And Warranties Of Sellers......................................... 12

            3.1      Organization And Good Standing.............................................. 12
            3.2      Authority; No Conflict...................................................... 12
            3.3      Capitalization.............................................................. 14
            3.4      Financial Statements........................................................ 14
            3.5      Books And Records........................................................... 15
            3.6      Title To Properties; Encumbrances........................................... 15
            3.7      Loan Portfolio.............................................................. 15
            3.8      No Undisclosed Liabilities.................................................. 16
            3.9      Taxes....................................................................... 16
            3.10     No Material Adverse Change.................................................. 17
            3.11     Employee Benefits........................................................... 17
            3.12     Compliance With Legal Requirements; Governmental Authorizations............. 20
            3.13     Legal Proceedings; Orders................................................... 21
            3.14     Absence of Certain Changes and Events....................................... 22
            3.15     Contracts; No Defaults...................................................... 23
            3.16     Insurance................................................................... 23
            3.17     Environmental Matters....................................................... 24
            3.18     Employees................................................................... 25
            3.19     Labor Relations; Compliance................................................. 25
            3.20     Certain Payments............................................................ 25
            3.21     Disclosure.................................................................. 26
            3.22     Brokers Or Finders.......................................................... 26

         4.    Representations And Warranties Of Buyer........................................... 26

            4.1      Organization And Good Standing.............................................. 26
            4.2      Authority; No Conflict...................................................... 27
            4.3      Investment Intent........................................................... 27
            4.4      Certain Proceedings......................................................... 27
            4.5      Brokers Or Finders.......................................................... 28
            4.6      SEC Filings................................................................. 28

         5.    Covenants Of Sellers Prior To Closing Date........................................ 28

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

            5.1      Access And Investigation.................................................... 28
            5.2      Operation Of The Businesses Of The Company.................................. 28
            5.3      Negative Covenant........................................................... 29
            5.4      Required Approvals.......................................................... 29
            5.5      Notification................................................................ 29
            5.6      Payment Of Indebtedness..................................................... 29
            5.7      No Negotiation.............................................................. 30
            5.8      Best Efforts................................................................ 30

         6.    Covenants Of Buyer Prior To Closing Date.......................................... 30

            6.1      Approvals Of Governmental Bodies............................................ 30
            6.2      Best Efforts................................................................ 30

         7.    Conditions Precedent To Buyer's Obligation To Close............................... 30

            7.1      Accuracy Of Representations................................................. 31
            7.2      Sellers' Performance........................................................ 31
            7.3      Credit Facilities........................................................... 31
            7.4      Additional Documents........................................................ 31
            7.5      No Proceedings.............................................................. 32
            7.6      No Claim Regarding Stock Ownership Or Sale Proceeds......................... 32
            7.7      No Prohibition.............................................................. 32

         8.    Conditions Precedent To Sellers' Obligation To Close.............................. 32

            8.1      Accuracy Of Representations................................................. 32
            8.2      Buyer's Performance......................................................... 32
            8.3      Credit Facilities........................................................... 33
            8.4      Additional Documents........................................................ 33
            8.5      No Proceedings.............................................................. 33

         9.    Termination....................................................................... 33

            9.1      Termination Events.......................................................... 33
            9.2      Effect Of Termination....................................................... 34

         10.      Indemnification; Remedies...................................................... 34

            10.1     Survival; Right To Indemnification Not Affected By Knowledge................ 34
            10.2     Indemnification and Payment of Damages by Sellers........................... 34
            10.3     Indemnification And Payment Of Damages By Buyer............................. 35
            10.4     Right Of Set-Off............................................................ 36
            10.5     Procedure For Indemnification--Third Party Claims........................... 36
            10.6     Procedure For Indemnification--Other Claims................................. 37

         11.      General Provisions............................................................. 37

            11.1     Expenses.................................................................... 37
            11.2     Public Announcements........................................................ 37
            11.3     Confidentiality............................................................. 38
            11.4     Notices..................................................................... 38
            11.5     Jurisdiction; Service of Process............................................ 39

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
            11.6     Further Assurances.......................................................................   39
            11.7     Waiver...................................................................................   39
            11.8     Entire Agreement And Modification........................................................   40
            11.9     Disclosure Letter........................................................................   40
            11.10       Assignments, Successors, And No Third-Party Rights....................................   40
            11.11       Severability..........................................................................   40
            11.12       Section Headings, Construction........................................................   40
            11.13       Time of Essence.......................................................................   41
            11.14       Governing Law.........................................................................   41
            11.15       Counterparts..........................................................................   41
            11.16       Tax Election..........................................................................   41
            11.17       Tax Return Preparation and Filing.....................................................   42
            11.18       Access to Information.................................................................   43
            11.19       Assistance and Cooperation............................................................   43

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                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made as of August 30, 2002, by and between Citizens and Farmers Bank, a Virginia bank and corporation ("Buyer"), C&F Financial Corporation, a Virginia corporation and the parent of Buyer ("C&F"), Moore Loans, Incorporated, a Virginia corporation (the "Company"), Abby W. Moore, president of the Company and an individual resident in Richmond, Virginia ("Moore"), Joanne Moore, an individual resident in Washington, D.C., and John D. Moore, an individual resident in New York, New York (Moore, Joanne Moore, and John D. Moore collectively are the "Sellers").

                                    RECITALS

     Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

1.   Definitions

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Accountants" - as defined in Section 2.8(a).

     "Adjustment Amount" - as defined in Section 2.7.

     "Agreement" - as defined in the first paragraph of this Agreement.

     "Applicable Contract" - any Contract (a) under which the Company has or amy acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

     "Ashworth Noncompetition Agreement" - as defined in Section 2.4(a)(iv).

     "Balance Sheet" - as defined in Section 3.4.

     "Best Efforts" - the efforts that a prudent Person desirous of achieving a result would use in similar commercial circumstances to ensure that such result is achieved as expeditiously as possible; provided that there shall be no requirement to expend funds, except for normal transaction and filing fees.

     "Breach" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be

                                       -1-

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deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "Buyer" - as defined in the first paragraph of this Agreement.

         "Buyer's Closing Documents" - as defined in Section 4.2(a).

         "Buyer's Advisors" - as defined in Section 5.1.

         "C&F" - as defined in the first paragraph of this Agreement.

         "C&F's Closing Documents" - as defined in Section 4.2(a).

         "C&F Shares" - as defined in Section 2.4(b)(iii).

         "Closing" - as defined in Section 2.3.

         "Closing Date" - the date and time as of which the Closing actually takes place.

         "Closing Dividend" - as defined in Section 2.7.

         "Closing Dividend Dispute" - as defined in Section 2.8(a).

         "Company" - as defined in the Recitals of this Agreement.

         "Consent" - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contemplated Transactions" - all of the transactions contemplated by this Agreement, including:

         (a)  the sale of the Shares by Sellers to Buyer;

         (b) the execution, delivery, and performance of the Promissory Notes, the Moore Employment Agreement, the Ashworth Noncompetition Agreement and the Sellers' Release;

         (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

         (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

         "Contract" - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

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         "Damages" - as defined in Section 10.2.

         "Disclosure Letter" - the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "Encumbrance" - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environment" - soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "Environmental, Health, and Safety Liabilities" - any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Legal Requirement dealing with the Environment or Occupational Safety and Health.

         "ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "GAAP" - generally accepted United States accounting principles.

         "Governmental Authorization" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" - any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b)  federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

         (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Hazardous Materials" - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Legal Requirement dealing with the Environment, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

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         "Indemnified Persons" - as defined in Section 10.2.

         "Interim Balance Sheet" - as defined in Section 3.4(b).

         "IRC" - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a)  such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "Legal Requirement" - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Loans" - as defined in Section 3.7(a).

         "Market Price" - as defined in Section 2.5(b).

         "Moore" - as defined in the first paragraph of this Agreement.

         "Moore Employment Agreement" - as defined in Section 2.4(a)(iii).

         "Occupational Safety and Health" -safe and healthful working conditions, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

         "Order" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

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     (a)    such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

     (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents" - (a) the articles or certificate of incorporation and the bylaws of a corporation; and (b) any amendment to any of the foregoing.

     "Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Proceeding" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Promissory Notes" - as defined in Section 2.4(b)(ii).

     "Proprietary Rights Agreement" as defined in Section 3.18(b).

     "Purchase Price" - as defined in Section 2.2.

     "Release" - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "Representative" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Securities Act" - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Sellers" - as defined in the first paragraph of this Agreement.

     "Sellers' Closing Documents"- as defined in Section 3.2(a).

     "Sellers' Release" - as defined in Section 2.4(a)(ii).

     "Shares" - as defined in the Recitals of this Agreement.

     "Subordinated Notes" - as defined in Section 5.6.

          "Subsidiary" - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

          "Tax" - all federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, payroll, withholding or other taxes, fees, assessments or similar charges imposed by any Governmental Body, together with any interest and penalties thereon.

          "Tax Return" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          "Threatened" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.        Sale And Transfer Of Shares; Closing

          2.1   Shares
          Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

          2.2   Purchase Price
          The purchase price (the "Purchase Price") for the Shares will be as follows:

                (a) Cash: Eleven Million Dollars ($11,000,000.00), as adjusted pursuant to Section 2.7;

                (b) Promissory Notes: Promissory Notes evidencing a subordinated loan to the Buyer and from the Sellers in the amount of Three Million Dollars ($3,000,000.00), payable to the Sellers in full in seven (7) years, with interest of Eight Percent (8%) per annum due uarterly, in a form substantially as set forth in Exhibit 2.4(b)(ii);

                (c) Stock: One Hundred Thousand (100,000) shares of common stock of C&F, subject to the price guarantee described in Section 2.5; plus

                (d)  The Earnout as defined in Section 2.6 below.

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          2.3   Closing
          The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of McGuireWoods LLP, 901 East Cary Street, Richmond, at 2:00 p.m. (local time) on August 30, 2002, effective as of 12:01 a.m. September 1, 2002, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          2.4   Closing Obligations
          At the Closing:

                (a)  Sellers will deliver to Buyer:

                     (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer;

                     (ii) a release in the form of Exhibit 2.4(a)(ii) executed by Sellers (the "Sellers' Release");

                     (iii)  an employment agreement in the form of Exhibit 2.4
                (a)(iii), executed by Moore and the Company (the "Moore Employment Agreement");

                     (iv) a noncompetition agreement in the form of Exhibit 2.4(a)(iv) executed by Norwood Ashworth and the Company (the "Ashworth Noncompetition Agreement");

                     (v) a lease for the offices of the Company located at 316 East Grace Street, Richmond, Virginia in substantially the form of Exhibit 2.4(a)(v), executed by Moore and the Company;

                     (vi) a certificate executed by Moore on behalf of the Company and himself personally, and by the other Sellers, representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5) in substantially the form of Exhibit 2.4(a)(vi); and

                     (vii) a Split-Dollar Termination Agreement executed by the Company, Joanne Moore and John D. Moore, in the form of Exhibit 2.4(a)(vii).

                (b)  Buyer will deliver to Sellers:

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            (i)      the following amounts by wire transfer of immediately
     available funds payable to the order of the Sellers at the accounts specified in Exhibit 2.4(b)(i) as follows:

            Moore:               31.564%                     $ 3,472,040;
            Joanne Moore         34.218%                     $ 3,763,980; and
            John D. Moore        34.218%                     $ 3,763,980
                                                             ----------
                                               Total:        $11,000,000

            (ii) promissory notes payable to the Sellers in the respective principal amounts as set forth below, and in the form of Exhibit 2.4(b)(ii) (the "Promissory Notes"):

            Moore:               31.564%                     $   946,920;
            Joanne Moore         34.218%                     $ 1,026,540; and
            John D. Moore        34.218%                     $ 1,026,540
                                                             -----------
                                               Total:        $ 3,000,000

            (iii) 100,000 shares of C&F common stock ("C&F Shares") in aggregate issued to the Sellers in proportion to their respective ownership of the Shares at Closing, rounded to the nearest share as follows:

            Moore:                                         31,564;
            Joanne Moore                                   34,218; and
            John D. Moore                                  34,218
                                                          -------
                                        Total:            100,000

   C&F will use Best Efforts to ensure that such shares are registered with the Securities and Exchange Commission and the registration statement declared effective within three months after the Closing Date. The Shares shall contain a legend explaining that so long as (a) they are held by Sellers, and (b) the Promissory Notes are outstanding, the Shares are subject to a right of first refusal exercisable by C&F. Such right of first refusal will only apply in the event of proposed sales by the Sellers which, in the aggregate, equal more than 5,000 shares in any 30 day period. In such event, Seller shall give C&F written notice containing the number of shares the Seller desires to sell and, if there is a firm written offer by a willing and able buyer (a "Firm Written Offer"), a copy of such Firm Written Offer. C&F will then have two business days from receipt of such notice to decide whether to buy such Shares. If C&F decides to buy the Shares, C&F will pay a price per Share equal to (i) in the case of a Firm Written Offer, the offer price as disclosed in the notice of sale, or (ii) in the case of no Firm Written Offer, the closing market price as reported on the NASDAQ National Market System (or any other market or exchange which is then the principal trading market for C&F Shares) as of the notice date. C&F must close the purchase transaction within 5 business days of the notice date; and

           (iv) certificates executed by Buyer and by C&F to the effect that each of Buyer's and C&F's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date in substantially the form of Exhibit 2.4(b)
     (iv).

                                       -8-

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     2.5    Share Price Guarantee

     With regard to the C&F Shares provided to Sellers pursuant to Section 2.4(b)(iii), above, C&F agrees that on the three (3) year anniversary of the Closing (the "Three-Year Anniversary Date"), the following shall occur:

            (a) At least fifteen (15) days before the Three-Year Anniversary Date, the Sellers shall provide notice to C&F of (i) the number of C&F Shares they continue to own, (ii) whether they wish to sell all or a portion of the C&F Shares and (iii) the number of shares they wish to sell. If the Sellers wish to sell all or a portion of the C&F Shares retained by them, then C&F shall have the right, at its sole discretion, to repurchase for the Market Price per share (determined as provided below) all or any lesser number of the C&F Shares that Sellers wish to sell. In order to exercise such repurchase right, C&F must notify the Sellers within five (5) days after establishment of Market Price, and closing of the sale will occur within three (3) business days of such notice.

            (b) For any shares purchased by C&F or retained by the Sellers and not sold, the "Market Price" will be the average closing price for C&F Shares as reported on the NASDAQ National Market System (or any other market or exchange which is then the principal trading market for C&F Shares) for the twenty (20) trading days immediately preceding the Three-Year Anniversary Date.

            (c) If C&F does not repurchase the C&F Shares, any Seller may sell his or her shares to a third party. In such event, the "Market Price" for the shares sold, or attempted to be sold, by any Seller engaging in third party sales will be the weighted average sales price for arms-length sales by such Seller within the ninety (90) day period following the Three-Year Anniversary Date. In this event, Sellers will permit Buyer to assist in selling those shares.

            (d) Within the later of ten (10) days of the Three-Year Anniversary Date with respect to shares purchased by C&F or to be retained by the Sellers, or of the last sale described in clause (c) above, if the Market Price per share is less than $30.00 per share, C&F shall pay to each Seller an amount equal to $30.00 minus the Market Price, times the applicable number of C&F Shares [($30.00 - the Market Price) * C&F Shares still held by each Seller on the Three-Year Anniversary Date and purchased by C&F, retained by the Seller or sold in accordance with Section 2.5(c), as applicable]. C&F shall make such payment in cash, unless it cannot obtain regulatory approval to do so, in which case it may make the payment in an equivalent amount of C&F common stock, valued at the Market Price (provided, that if such C&F common stock is not registered under the Securities Act of 1933, a 20% discount from Market Price shall be applied in valuing it).

            (e) If before the Three-Year Anniversary Date, there is any stock dividend, stock split, reverse stock split or other recapitalization or reclassification with respect to C&F common stock, or if C&F is consolidated or merged with another entity and its common stock is changed or exchanged, appropriate adjustments will be made to clause (e) above so that the guaranteed Market Price, in the aggregate, remains unchanged and applies to the C&F Shares as recapitalized, reclassified, changed or exchanged.

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            2.6   Earnout.

            As an Earnout, the Sellers shall receive 27.7778% of the Company's earnings determined in accordance with this Section 2.6, up to a maximum aggregate amount of Three Million Dollars ($3,000,000.00) for the period beginning September 1, 2002 and ending December 31, 2005 (the "Maximum Earnout Amount"). The Earnout shall be allocated among the Shareholders as follows:

            Moore:                      31.564%;
            Joanne Moore:               34.218%; and
            John D. Moore:              34.218%.

            The Company's earnings ("Earnings") for purposes of the Earnout shall be calculated in accordance with GAAP, applied consistently with the principles used in the preparation of the Company's audited financial statements for the year ended December 31, 2001 delivered to Buyer under Section 3.4, subject to the following: (i) There shall be no provision for income taxes; (ii) interest expense from acquisition indebtedness related to this transaction that exceeds average indebtedness of the Company as a percentage of total assets during 2001 shall be excluded; (iii) goodwill amortization and goodwill writedowns relating to this transaction shall be excluded; (iv) if after the Closing Date the Company obtains, with the assistance of the Buyer, a lower interest rate than the rate that would be available under the senior credit facility described in Section 7.3 in accordance with its terms as in effect on the Closing Date, the calculation of earnings for purpose of calculating the Earnout will be done as if the interest expense included the higher rate that would then be in effect under such facility. In addition, Earnings shall be determined as nearly as possible as if the Company were operating as an independent entity consistent with past business strategies and practices, unless Moore consents to any proposed change in strategies or practices. Accordingly, any cost savings that the Company obtains solely as a result of its affiliation with the Buyer shall not be included in the determination of Earnings. Similarly, any additional costs or expenses imposed upon the Company by the Buyer that are not agreed to by Moore shall not be included in the determination of Earnings unless such costs or expenses would have been reasonable and necessary had the Company remained an independent entity operating in a manner consistent with past practices. Without limiting the generality of the foregoing, charge-offs, dealer reserves and general reserves shall be established in a manner consistent with GAAP as applied in the preparation of the Company's audited financial statements for the year ended December 31, 2001 delivered to Buyer under Section 3.4.

            This Earnout will be payable by Buyer based on completed audited financial statements, for the period covered as follows:

               (a) Payment due March 31, 2003 for the period from the Closing Date through December 31, 2002;

               (b) Payment due March 31, 2004 for the year ending December 31, 2003;

               (c) Payment due March 31, 2005 for the year ending December 31, 2004; and

               (d) Payment due March 31, 2006 for the year ending December 31, 2005.

     Buyer will be continue to be obligated to pay any remaining portion of the Earnout in accordance with the terms of this Section 2.6 notwithstanding the death of Moore during the Earnout measurement period; provided that if it is available at a cost of not more than Thirty Thousand Dollars ($30,000) per year, Buyer will at its cost purchase a term life insurance policy on Moore, and the proceeds of such policy, up to the Maximum Earnout Amount, will be paid to the Shareholders upon Moore's death, less any Earnout payments already made, in lieu of any further payments under this Section 2.6.

     2.7    Adjustment Amount/Closing Dividend

     Immediately before the Closing, and as a substitute for any upward adjustment in the Purchase Price to reflect positive changes in the Company's net worth, the Company shall declare a dividend (the "Closing Dividend") payable to the Sellers on the 30th day following the Closing Date equal to (a) the net worth of the Company as of August 31, 2002; minus (b) $68,750, which represents the origination fee on the credit facility described in Section 7.3; and minus
(c) $9,125,651. If the amount calculated in accordance with the preceding sentence is negative, such amount (the "Adjustment Amount") shall be deducted from the amount owed to the Sellers under Section 2.2(a), and the Sellers shall make an appropriate refunding payment in accordance with Section 2.8(b) within five business days of their receipt of the calculation of the Adjustment Amount. The determination of net worth shall be made in accordance with GAAP as applied in the preparation of the Company's audited financial statements for the year ended December 31, 2001 delivered to Buyer under Section 3.4; provided, that (i) the transactions contemplated in the Split-Dollar Termination Agreement in the form of Exhibit 2.4(a)(vii) shall not be taken into account; and (ii) the payments described in clause (b) shall not be taken into account in determining net worth (i.e., if the payments have already been made by the Company, they will be added back for purposes of determining net worth so that there is not a double subtraction). If the Company receives any payments from Bank One under the letter dated August 23, 2002 attached hereto as Exhibit 2.7, such payments will be applied to increase the Closing Dividend as follows: (x) the first $68,750 will be paid to Sellers as part of the Closing Dividend, and (y) 50% of all amounts in excess of $68,750 will be paid to Sellers as part of the Closing Dividend. If the amounts described in the preceding sentence have not been received at the time of payment of the remainder of the Closing Dividend, they will be paid to Sellers as soon as practicable after receipt.

     2.8    Adjustment Dispute Procedure

            (a) Buyer shall provide an accounting, demonstrating its calculation of the Earnout, if any, by the dates set forth in Section 2.6 as explanation of payments made or not made, and its calculation of the Closing Dividend or the Adjustment Amount, as applicable, by the 30th day following the Closing Date. If Sellers dispute the calculation of the Earnout for any period or the Adjustment Amount or the Closing Dividend (a "Closing Dividend Dispute"), Sellers shall give notice of objection to Buyer within 30 days of receiving a payment or accounting, and then the issues in dispute will be submitted to a certified public accounting firm jointly chosen by Buyer and Sellers that does not currently provide services to C&F, the Sellers or any of their Affiliates (the "Accountants") for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Sellers will each bear 50% of the fees of the Accountants for such determination.

            (b) On the tenth business day following resolution of any Closing Dividend Dispute by the Accountants, if the Earnout paid for that period to Sellers is insufficient, the Adjustment Amount is overstated or the Closing Dividend is understated, the balance shall be paid immediately by Buyer to Sellers in the manner and allocated in the proportions set forth in Section 2.4(b)(i). If the Earnout paid for that period to Sellers is excessive or the Adjustment Amount is understated or the Closing Dividend overstated, Sellers must refund the balance to Buyer immediately by wire transfer to such bank account as Buyer may specify.

            (c) If the parties cannot agree upon the designation of the Accountants or if after consultation with the parties the Accountants decline to resolve any Dispute, the Dispute shall be settled by arbitration conducted in Richmond, Virginia and administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

3.   Representations And Warranties Of Sellers

     Sellers represent and warrant to Buyer as follows:

     3.1    Organization And Good Standing

            (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Company's business.

            (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

     3.2    Authority; No Conflict

            (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the documents Sellers will deliver pursuant to
         Section 2.4(a) (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

               (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                    (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company currently in effect;

                    (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

                    (iii) contravene, conflict with, or result in a violation of any Contract to which a Seller is a party;

                    (iv) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                    (v) cause the Company to become subject to, or to become liable for the payment of, any Tax;

                    (vi) constitute a violation of or failure to comply with any Legal Requirement applicable to the Sellers or the Company;

                    (vii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                    (viii) result in the imposition or creation of any
               Encumbrance upon or with respect to any of the assets owned or used by the Company.

               (c) Except as set forth in Part 3.2 of the Disclosure Letter, neither the Sellers nor the Company are, is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

               (d) Sellers are acquiring the Promissory Notes and the C&F Shares for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

         3.3   Capitalization

         The authorized equity securities of the Company consist of (i) 20,000 shares of common stock, par value $5.00 per share, of which 10,000 shares are nonvoting Class A and 10,000 are voting Class B, and (ii) 8,000 shares of preferred stock, par value $25.00 per share. There are 5,842 shares of common stock issued and outstanding which constitute the Shares, as set forth in the table below. There are no preferred shares outstanding. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances:

          Seller                        Number of Shares
          Abby W. Moore                 1,844 - 1,739 Class B and 105 Class A
          Joanne Moore                  1,999 - 530 Class B and 1,469 Class A
          John D. Moore                 1,999 - 530 Class B and 1,469 Class A

          Total                         5,842

         No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company, except as disclosed in the Disclosure Letter. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, nor have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4   Financial Statements

         Sellers have delivered to Buyer:

               (a) Audited consolidated balance sheets of the Company as of December 31 in each of the years 1999 through 2001, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Biegler & Associates PC, independent certified public accountants (the audited consolidated balance sheet of the Company as of December 31, 2001 is referred to as the "Balance Sheet"),

               (b) an unaudited consolidated balance sheet of the Company as of June 30, 2002 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the 6 months then ended, and

               (c) All management letters or other material correspondence to any of the Company from certified public accountants or other outside consultants related to the Company's respective material transactions or financial condition.

         Such financial statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

         3.5   Books And Records

         The stock record books are complete and correct and have been made available to Buyer. The books of account, , and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls that is adequate in all material respects. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

         3.6   Title To Properties; Encumbrances

         The Company owns no real property. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property leased by the Company, and Sellers have delivered or made available to Buyer copies of the leases of such property. The Company owns all the properties and assets reflected as owned in the Balance Sheet and the Interim Balance Sheet (except for assets sold or disposed of since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business and for cash expended in the operation of the Company's business or distributed to shareholders), free and clear of Encumbrances, except (a) those described in
Part 3.6 of the Disclosure Letter, and (b) liens for current taxes not yet due.

         3.7   Loan Portfolio

               (a) All outstanding loans made by the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (the "Loans") represent or will represent valid obligations arising from loans actually made in the Ordinary Course of Business.

               (b) Each Loan is properly documented and complies with all Legal Requirements, and all applicable liens or other secured instruments related to the Loans have been properly documented and recorded.

               (c) Each Loan has been properly categorized in the Company's financial statements.

               (d) The reserves with respect to the Loans are and will be calculated consistent with GAAP, applied consistently with the Balance Sheet and the Interim Balance Sheet, and the reserves as of the Closing Date will not represent a material adverse change in the composition of such Loans in terms of aging when compared to the Balance Sheet or the Interim Balance Sheet.

               (e) To the Knowledge of the Sellers and the Company, and except as otherwise reflected in the Balance Sheet, the Interim Balance Sheet or the Company's financial statements until Closing, there is no contest, claim, or right of set-off under any Contract with any obligor or Loan relating to the amount or validity of such Loan. Part 3.7 of the Disclosure Letter contains a complete and accurate list of all Loans as of July 31, 2002, which list sets forth the aging of such Loans.

               (f)  There will be no deficiency balance as of the Closing Date.

         3.8   No Undisclosed Liabilities

         Except for items disclosed in the Disclosure Letter or reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, the Company has no material contingent liabilities known or unknown.

         3.9   Taxes

               (a) The Company has filed, in a timely manner, all material Tax Returns required by applicable law and has paid or made provision for the payment of all Taxes which have or may become payable by it on account of such filings. All such Tax Returns are complete and accurate in all material respects. The Company currently has no outstanding requests for any extension of time within which to file any Tax Returns.

               (b) All Taxes for which the Company is or may be liable in respect of periods (or portions thereof) ending on or before the Closing Date, have been timely paid, or a reserve adequate in accordance with GAAP has been established therefor, as set forth in the Balance Sheet or the Interim Balance Sheet. No substantial deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing authority against the Company which have not been paid or reserved for in the Balance Sheet or Interim Balance Sheet. There are no pending or Threatened audits, investigations or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion with any taxing authority with respect to Taxes that are likely to result in an additional material liability for Taxes to the Company.

               (c) No power of attorney has been executed by the Company with respect to any matters relating to Taxes which is currently in force.

               (d) The Company has at all times since January 1, 1987 been an S Corporation within the meaning of Section 1361 of the IRC.

         3.10  No Material Adverse Change

         Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.11  Employee Benefits

         As used in this Section 3.11, the following terms have the meanings set forth below.

         "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

         "Company Plan" means all Plans of which the Company or an ERISA Affiliate of the Company is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

         "Company VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

         "ERISA Affiliate" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC
(S) 414.

         "Multi-Employer Plan" has the meaning given in ERISA (S) 3(37)(A).

         "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC (S) 132.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Pension Plan" has the meaning given in ERISA (S) 3(2)(A).

         "Plan" has the meaning given in ERISA (S) 3(3).

         "Plan Sponsor" has the meaning given in ERISA (S) 3(16)(B).

         "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC (S) 401(a).

         "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C.(S)1301 et seq., other than Multi-Employer Plans.

         "VEBA" means a voluntary employees' beneficiary association under IRC
(S) 501(c)(9).

         "Welfare Plan" has the meaning given in ERISA (S) 3(1).

               (a) Part 3.11(a) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans that are Qualified Plans.

               (b)  Sellers have made available to Buyer:

                    (i) all documents that set forth the terms of each Company Plan or Company Other Benefit Obligation and of any related trust, including (A) all current plan descriptions and current summary plan descriptions of Company Plans for which Sellers or the Company are required to prepare, file, and distribute plan descriptions and summary plan descriptions;

                    (ii) all current personnel, payroll, and employment manuals and policies;

                    (iii) a written description of any Company Plan or Company
               Other Benefit Obligation that is not otherwise in writing;

                    (iv) all current insurance policies purchased by or to provide benefits under any Company Plan;

                    (v) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

                    (vi) the Form 5500, if any, filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants; and

                    (vii) except as set forth in Part 3.11(b) of the Disclosure
               Letter, with respect to Qualified Plans, the most recent determination letter for each Plan of the Company that is a Qualified Plan.

               (c)  Except as set forth in Part 3.11(c) of the Disclosure
         Letter:

                    (i) The Company has performed all of its obligations under all Company Plans and Company Other Benefit Obligations. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

                    (ii) No statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an material adverse economic consequence to the Company or to Buyer.

                    (iii) The Company, with respect to all Company Plans and
               Company Other Benefits Obligations, is, and each Company Plan and Company Other Benefit Obligation is, in substantial compliance with ERISA, the IRC, and other applicable Legal Requirements.

               (d) No transaction prohibited by ERISA (S) 406 and no "prohibited transaction" under IRC (S) 4975(c) has occurred with respect to any Company Plan.

               (e) None of the Qualified Plans is a defined benefit pension plan, a Title IV Plan or a Multi-Employer Plan.

               (f) The Company has no liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

               (g) No Seller or Acquired Company has any liability to the PBGC with respect to any Plan or has any liability under ERISA (S) 502 or (S) 4071.

               (h) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

               (i) The Company does not maintain or contribute to any Company VEBA.

               (j)  There are no ERISA Affiliates of the Company.

               (k)  The Company has never contributed to a Multi-Employer Plan.

               (l) The Company has never made contributions or incurred obligations under any collective bargaining agreement.

               (m) The Company does not maintain and has never maintained any Title IV Plans.

               (n) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC (S) 162 or (S) 404. No amount, or any asset of any Company Plan, is subject to tax as unrelated business taxable income.

               (o) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or Threatened.

               (p) Except as set forth in Part 3.11(n) of the Disclosure Letter, no Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC (S) 401(a).

               (q) To the Knowledge of the Sellers, each Qualified Plan of the Company is qualified in form and operation under IRC (S) 401(a); each trust for each such Plan is exempt from federal income tax under IRC
         (S) 501(a); and no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

               (r) No Company Plan is subject to the minimum funding standards of ERISA (S) 302 and IRC (S) 412.

               (s) Except to the extent required under ERISA (S) 601 et seq. and IRC (S) 4980B, the Company provides no health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

               (t) The Company has complied with the provisions of ERISA (S) 601 et seq. and IRC (S) 4980B.

               (u) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC (S) 280G or (S) 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

               (v) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

         3.12  Compliance With Legal Requirements; Governmental Authorizations

               (a)  Except as set forth in Part 3.12 of the Disclosure Letter:

                    (i) the Company is, and at all times since December 31, 1996 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                    (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement; and

                    (iii) the Company has not received, at any time since December 31, 1996 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

               (b) Part 3.12 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.12 of the Disclosure Letter is valid and in full force and effect.

         The Governmental Authorizations listed in Part 3.12 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

         3.13  Legal Proceedings; Orders

               (a) Except for collection Proceedings by the Company or as set forth in Part 3.13 of the Disclosure Letter, there is no pending or, to the Knowledge of the Sellers, Threatened, Proceeding:

                    (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

               (b) To the Knowledge of Sellers and the Company, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding (other than collection Proceedings by the Company). Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents in the Company's possession relating to each Proceeding listed in Part 3.13 of the Disclosure Letter. The Proceedings listed in Part 3.13 of the Disclosure Letter could not reasonably be expected to have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

               (c) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.

               (d) No Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company.

               (e) To the Knowledge of the Sellers, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

         3.14  Absence of Certain Changes and Events

         Except as set forth in Part 3.14 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

               (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

               (b)  amendment to the Organizational Documents of the Company;

               (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

               (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

               (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

               (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least Twenty-Five Thousand Dollars ($25,000.00);

               (g) distribution to the Company's shareholders, sale (other than sales of loans or collateral in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

               (h) cancellation or waiver of any claims or rights with a value to the Company in excess of One Hundred Thousand Dollars ($100,000.00);

               (i) except as required by GAAP, material change in the accounting methods, principles or practices used by the Company; or

               (j) agreement, whether oral or written, by the Company to do any of the foregoing.

         3.15  Contracts; No Defaults

               (a) Part 3.15(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                    (i) each Applicable Contract (other than Loans, at-will employment contracts and matters disclosed under Section 3.6 or 3.11) that involves (A) performance of services or delivery of goods or materials to or by the Company of an amount or value in excess of $5,000 annually or (B) indebtedness for borrowed money on the part of the Company;

                    (ii) each Applicable Contract with Sellers or any affiliate or associate of Sellers (as such terms are defined in the Securities Act) not otherwise disclosed in the Disclosure Letter (but excluding salary paid to Moore in the Ordinary Course of Business and participation by him in benefit plans described in Section 3.11 of the Disclosure Letter);

                    (iii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                    (iv) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                    (v) each power of attorney or other document empowering any Person to act on behalf of the Company that is currently effective and outstanding; and

                    (vi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

               (b) The Company is not in default under any Applicable Contract, except to the extent that any such default could not reasonably be expected to have a material adverse effect on the Company, its assets or operations.

         3.16  Insurance

               (a)  Sellers have delivered to Buyer:

                    (i) true and complete copies of all current policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered;

                    (ii) true and complete copies of all pending applications for policies of insurance; and

                    (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

               (b) The Company has no self-insurance arrangement, no contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company and no other obligations to third parties with respect to insurance (including such obligations under leases and service agreements) except as provided in the Disclosure Letter or in the leases listed in Part 3.6, and the senior credit facility described in Part 3.15(a), of the Disclosure Letter, copies of which have been provided to the Buyer.

               (c) Except for claims for damage to automobiles used as collateral for the Loans, the Company has had no claims against insurance individually greater than $10,000 in any of the last three years.

               (d)  Except as set forth on Part 3.16(d) of the Disclosure
         Letter:

                    (i) All policies to which the Company is a party or that provide coverage to any director or officer of the Company: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed; (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

                    (ii) No Seller nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                    (iii) The Company has paid all premiums due, and has otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                    (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

         3.17  Environmental Matters

         Except as set forth in Part 3.17 of the Disclosure Letter, the Company is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements dealing with and in any way affecting the Environment or Occupational Safety and Health. To the Knowledge of the Sellers, there are no pending or Threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Legal Requirement dealing with the Environment, with respect to or affecting any of the properties and assets (whether real, personal, or mixed) in which Company has or had an interest. The Company has not disposed of, or released into the

Environment, any Hazardous Materials so as to impose liabilities on the Company under any Legal Requirement.

         3.18  Employees

               (a) The Sellers have made available a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and annual compensation since December 31, 1999; current vacation accrued; and service credited for purposes of vesting and eligibility. Subject to applicable waiting periods, all employees are eligible to participate in the plans described in Section 3.11 and corresponding portions of the Disclosure Schedule

               (b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

               (c) Except for COBRA coverage, each retired employee or director of the Company, or their dependents, is not entitled to receive benefits in the future.

         3.19  Labor Relations; Compliance

         The Company has never been a party to any collective bargaining contract. To the Knowledge of the Sellers and the Company, there has never been threatened a strike or work stoppage, nor has any charge or complaint been filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body. In addition, no suit or complaint has been filed in any court of competent jurisdiction alleging violation of state or local labor employment laws, and all applicable employment taxes and taxes withheld have been paid as they come due.

         3.20  Certain Payments

         To the Knowledge of the Sellers and the Company, since December 31, 1996, neither the Company nor director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(I) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.21  Disclosure

         To the Knowledge of the Sellers:

               (a) No representation or warranty of the Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements in such representation or warranty or such statement, in light of the circumstances in which they were made, not misleading.

               (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements in such notice, in light of the circumstances in which they were made, not misleading.

               (c) There is no fact that has specific application to the Company (other than general economic, regulatory or industry conditions) that could reasonably be expected to materially adversely affect the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

         3.22  Brokers Or Finders

         Except as set forth in Part 3.22 of the Disclosure Letter, Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.       Representations And Warranties Of Buyer

         Buyer or C&F, as the case may be, represents and warrants to Sellers as follows:

         4.1   Organization And Good Standing

               (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a material adverse effect on Buyer's business.

               (b) C&F is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a material adverse effect on C&F's business.

         4.2   Authority; No Conflict

               (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer and C&F, enforceable against Buyer and C&F in accordance with its terms. Upon the execution and delivery by Buyer of the Promissory Notes (the "Buyer's Closing Documents"), each of Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer and C&F have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement, and Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver the Buyer's Closing Documents and to perform its obligations under Buyer's Closing Documents.

               (b) Neither the execution and delivery of this Agreement by Buyer and C&F nor the consummation or performance of any of the Contemplated Transactions by Buyer and C&F will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                    (i) any provision of Buyer's or C&F's Organizational Documents;

                    (ii) any resolution adopted by the board of directors or the stockholders of Buyer or C&F;

                    (iii) any Legal Requirement or Order to which Buyer or C&F may be subject; or

                    (iv) any Contract to which Buyer or C&F is a party or by which Buyer or C&F may be bound.

               (c) Except as set forth in Schedule 4.2, Buyer and C&F are not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

               (d) The C&F Shares, when issued in accordance with the terms of this Agreement, will be duly authorized and issued and fully paid and non-assessable.

         4.3   Investment Intent

         Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.4   Certain Proceedings

         There is no pending Proceeding that has been commenced against Buyer or C&F and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's and C&F's Knowledge, no such Proceeding has been Threatened. Neither Buyer nor C&F is a party to any pending

Proceeding that could reasonably expected to have a material adverse effect on the business, operations, assets, condition, or prospects of Buyer or C&F, as the case may be.

         4.5   Brokers Or Finders

         Buyer and C&F and their officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.6   SEC Filings

               (a) At the time of filing, mailing, or delivery thereof, no document filed by C&F with the Securities Exchange Commission (the "Commission") pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act since December 31, 1999 (the "SEC Filings") contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               (b) The financial statements contained in the SEC Filings fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of C&F as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, except as disclosed in the notes to such financial statements.

               (c) Since the date of the most recent financial statements included in the SEC Filings, there has not been any material adverse change in the business, operations, properties, prospects, results of operations, or condition of C&F, and to the Knowledge of Buyer and C&F, no event has occurred or circumstance exists that may result in such a material adverse change.

5.       Covenants Of Sellers Prior To Closing Date

         5.1    Access And Investigation

         Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access during normal business hours to each the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

         5.2    Operation Of The Businesses Of The Company

         Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

               (a) conduct the business of the Company only in the Ordinary Course of Business;

               (b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

               (c) confer with Buyer concerning operational matters of a material nature; and

               (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such the Company.

         5.3   Negative Covenant

         Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.14 is likely to occur.

         5.4   Required Approvals

         As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining any consents identified in Schedule 4.2.

         5.5   Notification

         Between the date of this Agreement and the Closing Date, the Sellers will promptly notify Buyer in writing if the Sellers or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this
Section 5.5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.6   Payment Of Indebtedness

               (a) Except as expressly provided in this Agreement, Sellers will cause all indebtedness, other than compensation and benefits payable to Moore in the Ordinary Course of Business and obligations under the existing lease between Moore and the

         Company, owed to the Company by the Sellers or owed by the Company to any Seller, to be paid in full prior to Closing.

               (b) Existing subordinated notes totaling $749,075.47 held by the Sellers shall be cancelled and replaced as subordinated notes payable by the Company in seven (7) years bearing interest of Eight Percent (8%) per annum (the "Subordinated Notes"), but otherwise at substantially the same terms as currently apply, all consistent with the form of Exhibit 2.4(b)(ii). In addition, at the sole discretion of the Buyer after the Closing Date, the Company may offer to holders of subordinated debt other than Sellers an opportunity to convert that debt into new subordinated notes on substantially the same terms as provided to Sellers above.

         5.7   No Negotiation

         Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Sellers will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

         5.8   Best Efforts

         Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.       Covenants Of Buyer Prior To Closing Date

         6.1   Approvals Of Governmental Bodies

         As promptly as practicable after the date of this Agreement, Buyer will make all filings, if any, required by Legal Requirements to be made by them to consummate the Contemplated Transactions.

         6.2   Best Efforts

         Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.       Conditions Precedent To Buyer's Obligation To Close

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1   Accuracy Of Representations

               (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

               (b) Each of Sellers' representations and warranties in Sections 3.3, 3.4, 3.10, and 3.21 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

         7.2   Sellers' Performance

               (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

               (b)  Each document required to be delivered pursuant to Section
         2.4 must have been delivered.

         7.3   Credit Facilities

         The Company shall have entered into amendments to its senior credit facility with Bank of America in form and substance satisfactory to Buyer so that (i) it has a remaining term of at least three years after the Closing Date, and (ii) the Contemplated Transactions do not constitute a default under the facility.

         7.4   Additional Documents

         Each of the following documents must have been delivered to Buyer:

               (a) an opinion of McGuireWoods, LLP, dated the Closing Date, in the form of Exhibit 7.4(a);

               (b) an opinion of Carson Medlin & Company, dated as of the Closing Date, confirming that the Contemplated Transactions are fair from a financial point of view; and

               (c) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller,
         (iv) evidencing the satisfaction of any condition referred to in this
         Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.5   No Proceedings

         Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.6   No Claim Regarding Stock Ownership Or Sale Proceeds

         There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         7.7   No Prohibition

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.       Conditions Precedent To Sellers' Obligation To Close

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         8.1   Accuracy Of Representations

         All of Buyer's and C&F's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2   Buyer's Performance

               (a) All of the covenants and obligations that Buyer or C&F is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

               (b) Buyer and C&F must have delivered each of the documents required to be delivered by Buyer or C&F pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i).

         8.3   Credit Facilities

         The Company shall have entered into amendments to its senior credit facility with Bank of America so that the Contemplated Transactions do not constitute a default under the facility.

         8.4   Additional Documents

         Buyer must have caused the following documents to be delivered to
Sellers:

               (a) an opinion of Flippin Densmore Morse & Jessee, dated the Closing Date, in the form of Exhibit 8.4(a); and

               (b) such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this
         Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.5   No Proceedings

         Since the date of this Agreement, there must not have been commenced or Threatened against Sellers any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions, and there must not be in effect any Legal Requirement or any injunction or other Order that (x) prohibits the sale of the Shares by Sellers to Buyer, and (y) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.       Termination

         9.1   Termination Events

         This Agreement may, by notice given prior to or at the Closing and effective as of that date, be terminated:

               (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

               (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer or C&F to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or
         (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

               (c)  by mutual consent of Buyer and Sellers; or

               (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 15, 2002, or such later date as the parties may agree upon.

         9.2   Effect Of Termination

         Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.      Indemnification; Remedies

         10.1  Survival; Right To Indemnification Not Affected By Knowledge

         All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Sections 2.4(a)(vi) and 2.4(b)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of three years; provided that Seller's representations with respect to Taxes shall survive until expiration of the applicable statute of limitations. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. No provision of this Agreement shall in any way limit the ability of a party to assert a claim for Damages based on fraud, nor shall the remedies provided in this Section 10 be exclusive of or limit any other remedies that may be available to any party.

         10.2  Indemnification and Payment of Damages by Sellers

         Sellers, severally in proportion to the pro rata share of the Purchase Price received by them, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

               (a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

               (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(vi) as having caused the condition specified in Section 7.1 not to be satisfied;

               (c) any Breach by any Seller of any covenant or obligation of such Seller in this Agreement;

               (d) any fictitious loan or loan fraudulently made by the Company prior to the Closing Date;

               (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

         With respect to any claim for damages arising under Section 10.2(a) or
(b), (x) Sellers shall have no liability until (and then only to the extent that) the aggregate amount of Losses for which Sellers are required to provide indemnification exceeds $50,000; and (y) the maximum dollar amount for which any Seller shall be liable shall be the aggregate amount of each respective Seller's
(i) outstanding Promissory Notes, (ii) the Subordinated Notes; and (iii) pro-rata portion of any Earnout not yet earned and paid pursuant to Section 2.6. With respect to any claim for damages arising under Section 10.2(d), the total liability of any Seller shall not exceed his or her pro rata share of the Purchase Price.

         10.3  Indemnification And Payment Of Damages By Buyer

         Buyer and C&F will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer or C&F in this Agreement or in any certificate delivered by Buyer or C&F pursuant to this Agreement, (b) any Breach of any representation or warranty made by Buyer or C&F in this Agreement as if such representation or warranty were made on and as of the Closing Date, (c) any Breach by Buyer or C&F of any covenant or obligation of Buyer or C&F in this Agreement, or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer or C&F (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         10.4  Right Of Set-Off

         Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 10 against amounts otherwise payable under the Promissory Notes, the Subordinated Notes, or for the Earnout as described in Section 2.6. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Notes or Subordinated Notes or any instrument securing a Promissory Note or Subordinated Note; provided that, to the extent permitted by law, Buyer shall be obligated if it is ultimately determined not to have been entitled to exercise setoff rights to pay Sellers interest at the rate specified in the Promissory Note or Subordinated Note on any accrued interest as to which Buyer withheld payment. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

         10.5  Procedure For Indemnification--Third Party Claims

               (a)  Promptly after receipt by an indemnified party under Section
         10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

               (b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

               (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         10.6  Procedure For Indemnification--Other Claims

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.      General Provisions

         11.1  Expenses

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Except to the extent any such amounts have been paid on or before August 31, 2002 or are recorded as a liability of the Company and taken into account as such in the determination of net worth for purposes of
Section 2.7, Sellers will pay all amounts payable to Davenport & Company, LLC, McGuireWoods LLP, and Biegler & Associates PC in connection with this Agreement and the Contemplated Transactions, including but not limited to any fees payable relating to correction of financial statements. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         11.2  Public Announcements

         Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     11.3   Confidentiality

     Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or an the Company any written, oral, or other information obtained in confidence in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     11.4 Notices

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     Sellers:

         Abby W. Moore
         316 East Grace Street
         Richmond, Virginia 23219
         Facsimile No.: 804-521-0275

     with a copy to:

         McGuireWoods LLP
         Attention: D. Michael Jones, Esq.
         One James Center
         901 East Cary Street
         Richmond, Virginia 23219-4030
         Facsimile No.: 804-698-2091

     Buyer: Citizens and Farmers Bank

           Attention: Thomas Cherry
           802 Main Street
           West Point, Virginia 23181
           Facsimile No.: 804-843-2986

     with a copy to:

           Flippin, Densmore, Morse & Jessee, PC
           Attention: Hugh B. Wellons
           10 South Jefferson Street
           Suite 1800 First Union Tower
           Roanoke, Virginia 24011
           Facsimile No.: 540-510-3050

     11.5  Jurisdiction; Service of Process

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Virginia, County of New Kent, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Virginia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.6  Further Assurances

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.7  Waiver

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.8    Entire Agreement And Modification

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.9    Disclosure Letter

             (a) The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement; provided that all representations and warranties made in the Agreement will be qualified to the extent necessary to reflect the consummation of the transactions contemplated hereby.

             (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     11.10   Assignments, Successors, And No Third-Party Rights

     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any affiliate of Buyer (provided that no such assignment will release Buyer from its obligations hereunder). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties, their personal representatives and executors. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.11   Severability

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.12 Section Headings, Construction

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.13   Time of Essence

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.14   Governing Law

     This Agreement will be governed by the laws of the Commonwealth of Virginia without regard to conflicts of laws principles.

     11.15   Counterparts

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     11.16   Tax Election

             (a) Upon request by Buyer, Sellers shall join Buyer and C&F in making a timely, effective and irrevocable Section 338(h)(10) Election, as well as any Section 338(h)(10) Elections (or corresponding or similar elections) for state tax purposes, and to file such elections in accordance with applicable statutes, rules and regulations. The provisions of this Agreement shall apply to any such elections made for federal or state tax purposes.

             (b)  Buyer and C&F and Sellers shall make or cause to be made the
     Section 338(h)(10) Election (and any comparable election under state tax law), with respect to the Company following the procedures set forth in this Agreement. Buyer and Sellers shall report transactions under this Agreement consistent with the Section 338(h)(10) Election (and any comparable election under state tax law), shall take commercially reasonable actions to defend such treatment if challenged and shall take no position contrary thereto unless required to do so pursuant to a final determination by any taxing authority or judicial proceeding.

             (c) Sellers shall pay any tax imposed on Sellers that is attributable to the making of the Section 338(h)(10) Election.

             (d) Unless otherwise required by relevant law, Buyer shall be responsible for preparing all Section 338 Forms in accordance with the terms of this Agreement. Buyer shall furnish copies of the Section 338 Forms to Sellers for Sellers' approval (which may not unreasonably be withheld) within 60 days following Closing. Upon their approval thereof, Sellers shall execute and deliver such forms to Buyer within 30 days after their receipt thereof.

             (e) If Sellers and Buyer make a Section 338(h)(10) Election, Buyer and Sellers agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in accordance with this Section 11.16(e). Buyer shall be responsible for preparing a schedule allocating the Purchase Price and the liabilities of the Company (plus other relevant items) among the assets of the Company

         (the "Allocation Schedule"). Buyer shall furnish copies of the Allocation Schedule to Sellers within 60 days following Closing. Upon their approval thereof, Sellers shall execute and deliver the Allocation Schedule to Buyer within 30 days after their receipt thereof. The parties will file the forms required by the Internal Revenue Code and the regulations thereunder (including all Tax Returns, amended Tax Returns, and claims for refund) in a manner entirely consistent with this Section 11.16.

                  (f) For purposes of this Section 11.16, (x) "Section 338 Forms" means all returns, documents, statements and other forms that are required to be submitted to any federal or state governmental authority in connection with the Section 338(h)(10) Election, including
         (i) any "Statement of Section 338 Election" and U.S. Internal Revenue Service Form 8023-A (together with any schedules or attachments thereto) that are required pursuant to Treasury regulations under
         Section 338 of the Internal Revenue Code, (ii) any comparable or similar state governmental submissions, and (iii) any submissions required by any state or other governmental authority by reason of the fact that such an authority does not recognize the Section 338(h)(10) Election; and (y) "Section 338(h)(10) Election" means an election for federal income tax purposes described in Section 338(h)(10) of the Internal Revenue Code and the applicable Treasury regulations with respect to the purchase and sale of the Shares.

         11.17 Tax Return Preparation and Filing.
         Any Tax Return to be prepared pursuant to the provisions of this
Section 11.17 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Legal Requirements or fact. Buyer shall not file an amended Tax Return for any period ending on or prior to the Closing Date without the consent of each Seller. The following provisions shall govern the allocation of responsibility as between Buyer and each Seller for certain Tax matters following the Closing Date:

                  (a) Sellers' Tax Return Responsibility. Sellers shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company for all periods ending on or prior to the Closing Date regardless of when they are to be filed. Buyer and each Seller acknowledge that for federal and state income tax purposes, the taxable year of the Company shall end on the Closing Date. All Taxes shown on such Tax Returns shall be paid by Sellers.

                  (b) Buyer's Tax Return Responsibility. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company which are not specified as being the responsibility of the Sellers pursuant to Section 11.17(a) hereof, including, without limitation, all non-income Tax Returns for Tax periods which end before the Closing Date, all non-income Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date, and all Tax Returns for Tax periods which begin after the Closing Date. All Taxes shown on such Tax Returns shall be paid by the Company.

         11.18    Access to Information.

         After Closing, Buyer shall grant or cause the Company to grant to the Sellers (or their designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of Buyer or the Company (including work papers and correspondence with taxing authorities), and shall afford Sellers (or their designees) the right (at Sellers' expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Sellers (or their designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

         11.19 Assistance and Cooperation.

         After the Closing Date, in the case of any audit, examination, or other proceeding with respect to Taxes ("Tax Proceeding") for which any Seller is or may be liable pursuant to this Agreement, Buyer shall inform the Sellers within ten (10) days of the receipt of any notice of such Tax Proceeding, and shall afford Sellers, at Sellers' expense, the opportunity to control the conduct of such Tax Proceedings. Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to take all actions desired by the Sellers with respect to such Tax Proceeding to the extent such Tax Proceeding may affect the amount of Taxes for which Sellers are liable pursuant to this Agreement. Each Seller shall have the right to control any such Tax Proceedings and to initiate any claim for refund, file any amended return, or take any other action which it deems appropriate with respect to such Taxes.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

         Buyer:                                   Sellers:

         Citizens and Farmers Bank                Abby W. Moore

         By: ___________________                  _____________________


         C & F Financial Corporation              Joanne Moore*

         By: ___________________                  _____________________

                                                  John D. Moore*

                                                  _____________________

                                                  Moore Loans, Incorporated

                                                  By: _________________

         *By Abby W. Moore, attorney-in-fact

List of Exhibits
----------------

         2.4(a)(ii)             Sellers' Release
         2.4(a)(iii)            Moore Employment Agreement
         2.4(a)(iv)             Ashworth Noncompetition Agreement
         2.4(a)(v)              Lease
         2.4(a)(vi)             Sellers' Certificate
         2.4(a)(vii)            Split-Dollar Termination Agreement
         2.4(b)(i)              List of wiring instructions for each Seller
         2.4(b)(ii)             Promissory Note
         2.4(b)(iv)             Buyer's and C&F's Certificates
         2.7                    Bank One Letter
         7.4(a)                 Sellers' Legal Opinion
         8.4(a)                 Buyer's Legal Opinion

         List of Schedules
         -----------------

         4.2                    Required Consents